Exhibit 5.1

August 3, 2012

CIT Group Inc.,
          1 CIT Drive,
               Livingston, NJ 07380.

Ladies and Gentlemen:

                    In connection with the registration under the Securities Act of 1933 (the “Act”) of $1,750,000,000 principal amount of 4.250% Senior Unsecured Notes due 2017 (the “2017 Securities”) and $1,250,000,000 principal amount of 5.000% Senior Unsecured Notes due 2022 (the “2022 Securities” and together with the 2017 Securities, the “Securities”), we, as your special counsel, have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion.

                    Upon the basis of such examination, we advise you that, in our opinion, the Securities constitute valid and legally binding obligations of CIT Group Inc. (the “Company”), subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

                    The foregoing opinion is limited to the federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

                    We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the indenture under which the Securities are issued has been duly authorized, executed and delivered by the trustee and the agent thereunder and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

                    We hereby consent to the filing of this opinion as an exhibit to the Company’s Registration Statement on Form S-3 (File No. 333-180015) and to the references to us under the heading “Validity of Securities” in the prospectus relating to the Securities. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell